UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2021

CORMEDIX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34673	20-5894890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Connell Drive, Suite 4200 Berkeley Heights, NJ	07922
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	CRMD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 26, 2021, CorMedix Inc. (“Company”) and Matt David, M.D., the Company’s current Chief Financial Officer, entered into a letter agreement (the “Letter Agreement”) modifying certain terms of his employment agreement with the Company, dated May 11, 2020 (“Employment Agreement”), and providing other compensation, as a result of Dr. David serving as interim Chief Executive Officer of the Company. Pursuant to the Letter Agreement, during the period in which Dr. David serves as interim Chief Executive Officer, his base salary will increase to $425,000 from $330,000, which is the amount set forth in his Employment Agreement. His base salary will be reviewed and increased, if appropriate, by the Compensation Committee six months following October 4, 2021 if Dr. David continues to serve as interim Chief Executive Officer on such date. After Dr. David ceases to serve as interim Chief Executive Officer, and as he continues to serve as Chief Financial Officer, the Company will provide him with an annual base salary of $375,000, representing a $45,000 increase from his current salary level under the Employment Agreement. The Board, or its Compensation Committee, will review such base salary to determine whether an increase is appropriate in 2022 as part of the 2022 compensation review cycle and benchmarking review.

Under the Letter Agreement, Dr. David’s target annual bonus with respect to the period during which he serves as interim Chief Executive Officer is increased to 60% from 30% of his base salary, which is otherwise set forth in his Employment Agreement. After Dr. David ceases to serve as interim Chief Executive Officer, and as he continues to serve as Chief Financial Officer, his target annual bonus will increase to 40% of his base salary.

Under the Letter Agreement, in the event Dr. David’s employment is terminated by the Company other than as a result of his death or disability or notice of nonrenewal of the Employment Agreement, and other than for “Cause”, or if he resigns for “Good Reason”, in either case during the period he serves as interim Chief Executive Officer, he will be eligible for severance equal to his base salary for a period of 12 months following his termination date, which is increased from nine months as is otherwise provided for in his Employment Agreement. Dr. David has agreed to waive any rights he may have under his Employment Agreement to a Good Reason termination as a result of his ceasing to serve as interim Chief Executive Officer of the Company at a future date.

In connection with Dr. David serving as interim Chief Executive Officer, the Board of Directors will grant Dr. David a stock option with respect to 125,000 shares of Company stock with an exercise price equal to the closing price of Company stock on the New York Stock Exchange on the date of grant. The option will vest over four years in four equal annual installments beginning on the date of grant, subject to Dr. David’s continued employment, consistent with the terms of the standard form of option agreement used by the Company.

Dr. David joined the Company as Executive Vice President and Chief Financial Officer in May 2020. Prior to joining the Company, Dr. David was Head of Strategy at Ovid Therapeutics and has spent the majority of his career in healthcare investment banking roles where he advised life sciences companies on a broad range of financing and strategic transactions. Dr. David received his M.D. from NYU School of Medicine and his undergraduate degree from Dartmouth College.

The Board has initiated a search process with a leading executive search firm to identify a new Chief Executive Officer.

The Letter Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated and effective October 26, 2021, between CorMedix Inc. and Matthew David, M.D.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: October 29, 2021	By:	/s/ Phoebe Mounts
	Name:	Phoebe Mounts
	Title:	Executive Vice President and General Counsel and Head of Regulatory, Compliance, Legal and Technical Operations

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